Exhibit 99.1

WHITING PETROLEUM CORPORATION

FINANCIAL STATEMENTS AS OF JUNE 30, 2022 AND DECEMBER 31, 2021

AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

GLOSSARY OF CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms “we,” “us,” “our” or “ours” when used in this document refer to Whiting Holdings LLC, formerly known as Whiting Petroleum Corporation, together with its consolidated subsidiaries. When the context requires, we refer to these entities separately.

We have included below the definitions for certain terms used in this report:

“ASC” Accounting Standards Codification.

“Bankruptcy Code” Title 11 of the United States Code.

“Bankruptcy Court” United States Bankruptcy Court for the Southern District of Texas.

“basis swap” or “differential swap” A derivative instrument that guarantees a fixed price differential to NYMEX at a specified delivery point. We receive the difference between the floating market price differential and the fixed price differential from the counterparty if the floating market differential is greater than the fixed price differential for the hedged commodity. We pay the difference between the floating market price differential and the fixed price differential to the counterparty if the fixed price differential is greater than the floating market differential for the hedged commodity.

“Bbl” One stock tank barrel, or 42 U.S. gallons liquid volume, used in this report in reference to oil, NGLs and other liquid hydrocarbons.

“Board” The board of directors of Whiting Petroleum Corporation.

“Btu” or “British thermal unit” The quantity of heat required to raise the temperature of one pound of water one degree Fahrenheit.

“completion” The process of preparing an oil and gas wellbore for production through the installation of permanent production equipment, as well as perforation and fracture stimulation to optimize production.

“Credit Agreement” A reserves-based credit facility with a syndicate of banks that was entered into by Whiting Petroleum Corporation, as parent guarantor, and Whiting Oil and Gas Corporation, as borrower on September 1, 2020, and was subsequently terminated on July 1, 2022. Refer to the “Long-Term Debt” footnote to the Condensed Consolidated Financial Statements of this report for more information.

“deterministic method” The method of estimating reserves or resources using a single value for each parameter (from the geoscience, engineering or economic data) in the reserves calculation.

“differential” The difference between a benchmark price of oil and natural gas, such as the NYMEX crude oil spot price, and the wellhead price received.

“FASB” Financial Accounting Standards Board.

“GAAP” Generally accepted accounting principles in the United States of America.

“ISDA” International Swaps and Derivatives Association, Inc.

“lease operating expense” The expenses of lifting oil or gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short- lived assets, maintenance, allocated overhead costs and other expenses incidental to production, but not including lease acquisition or drilling or completion expenses.

“LIBOR” London interbank offered rate.

“MMBtu” One million British Thermal Units, used in reference to natural gas.

“NGL” Natural gas liquid.

“NYMEX” The New York Mercantile Exchange.

“plugging and abandonment” Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of most states legally require plugging of abandoned wells.

“probabilistic method” The method of estimating reserves using the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) to generate a full range of possible outcomes and their associated probabilities of occurrence.

“proved reserves” Those reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project, within a reasonable time.

The area of the reservoir considered as proved includes all of the following:

a.	The area identified by drilling and limited by fluid contacts, if any, and

b.

Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

Reserves that can be produced economically through application of improved recovery techniques (including, but not limited to, fluid or carbon dioxide injection) are included in the proved classification when both of the following occur:

a.

Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and

b.	The project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period before the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“reasonable certainty” If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical and geochemical) engineering, and economic data are made to estimated ultimate recovery with time, reasonably certain estimated ultimate recovery is much more likely to increase or remain constant than to decrease.

“reserves” Estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“reservoir” A porous and permeable underground formation containing a natural accumulation of producible crude oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

“SOFR” Secured overnight financing rate.

“two-way collar” An option position where the proceeds from the sale of a call option at its inception fund the purchase of a put option at its inception.

“working interest” The interest in a crude oil and natural gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct operations on the property and to a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all associated risks.

FINANCIAL INFORMATION

Condensed Consolidated Financial Statements

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$94,641	$41,245
Accounts receivable trade, net	325,003	279,865
Prepaid expenses and other	22,480	17,158
Assets held for sale	13,643	—

Total current assets	455,767	338,268

Property and equipment:
Oil and gas properties, successful efforts method	2,757,761	2,274,908
Other property and equipment	45,552	61,624

Total property and equipment	2,803,313	2,336,532
Less accumulated depreciation, depletion and amortization	(346,024)	(254,237)

Total property and equipment, net	2,457,289	2,082,295

Other long-term assets	29,330	37,368

TOTAL ASSETS	$2,942,386	$2,457,931

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$116,559	$48,641
Revenues and royalties payable	215,956	258,527
Accrued capital expenditures	57,546	38,914
Accrued liabilities and other	37,144	30,726
Accrued lease operating expenses	33,766	32,408
Taxes payable	44,848	18,864
Derivative liabilities	435,964	209,653
Liabilities related to assets held for sale	9,777	—

Total current liabilities	951,560	637,733
Asset retirement obligations	95,235	93,915
Operating lease obligations	13,520	14,710
Long-term derivative liabilities	6,089	46,720
Other long-term liabilities	3,813	1,228

Total liabilities	1,070,217	794,306

Commitments and contingencies
Equity:
Common stock, $0.001 par value, 500,000,000 shares authorized; 39,265,784 issued and outstanding as of June 30, 2022 and 39,133,637 issued and outstanding as of December 31, 2021	39	39
Additional paid-in capital	1,200,525	1,196,607
Accumulated earnings	671,605	466,979

Total equity	1,872,169	1,663,625

TOTAL LIABILITIES AND EQUITY	$2,942,386	$2,457,931

The accompanying notes are an integral part of these condensed consolidated financial statements.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
OPERATING REVENUES
Oil, NGL and natural gas sales	$582,624	$349,983	$1,102,840	$654,662
Purchased gas sales	3,432	1,663	10,072	4,375

Total operating revenues	586,056	351,646	1,112,912	659,037

OPERATING EXPENSES
Lease operating expenses	77,523	64,182	150,028	123,521
Transportation, gathering, compression and other	7,921	7,443	14,681	14,471
Purchased gas expense	2,966	1,178	8,504	3,080
Production and ad valorem taxes	42,634	25,669	80,527	49,819
Depreciation, depletion and amortization	48,141	51,618	97,374	105,347
Exploration and impairment	2,185	2,047	4,385	4,669
General and administrative	17,716	11,995	36,301	22,286
Derivative loss, net	116,591	255,409	545,269	402,102
Gain on sale of properties	(1,910)	(10,110)	(1,910)	(10,110)

Total operating expenses	313,767	409,431	935,159	715,185

INCOME (LOSS) FROM OPERATIONS	272,289	(57,785)	177,753	(56,148)
OTHER INCOME (EXPENSE)
Interest expense	(3,524)	(3,981)	(5,802)	(9,084)
Bargain purchase gain	230	—	66,500	—
Interest income and other	(17)	277	385	2,797

Total other income (expense)	(3,311)	(3,704)	61,083	(6,287)

INCOME (LOSS) BEFORE INCOME TAXES	268,978	(61,489)	238,836	(62,435)
INCOME TAX EXPENSE	6,868	—	14,155	—

NET INCOME (LOSS)	$262,110	$(61,489)	$224,681	$(62,435)

INCOME (LOSS) PER COMMON SHARE
Basic	$6.68	$(1.57)	$5.73	$(1.61)

Diluted	$6.50	$(1.57)	$5.58	$(1.61)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	39,250	39,067	39,227	38,883

Diluted	40,338	39,067	40,283	38,883

The accompanying notes are an integral part of these condensed consolidated financial statements.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$224,681	$(62,435)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	97,374	105,347
Amortization of debt issuance costs	1,789	1,773
Stock-based compensation	8,203	4,764
Gain on sale of properties	(1,910)	(10,110)
Oil and gas property impairments	2,148	2,691
Bargain purchase gain	(66,500)	—
Non-cash derivative loss	189,053	295,249
Other, net	8,899	(3,670)
Changes in current assets and liabilities:
Accounts receivable trade, net	(48,840)	(69,957)
Prepaid expenses and other	(8,823)	4,484
Accounts payable trade and accrued liabilities	82,745	23,536
Revenues and royalties payable	(41,944)	40,052
Taxes payable	29,716	4,715

Net cash provided by operating activities	476,591	336,439

CASH FLOWS FROM INVESTING ACTIVITIES
Drilling and development capital expenditures	(170,896)	(103,379)
Acquisition of oil and gas properties	(214,858)	(509)
Other property and equipment	(9,478)	490
Proceeds from sale of properties (net of post-close settlements)	(2,187)	6,442

Net cash used in investing activities	(397,419)	(96,956)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under Credit Agreement	1,122,500	590,000
Repayments of borrowings under Credit Agreement	(1,122,500)	(835,000)
Dividends paid to shareholders	(19,621)	—
Principal payments on finance lease obligations	(736)	(2,436)
Restricted stock used for tax withholdings	(5,419)	(1,361)

Net cash used in financing activities	$(25,776)	$(248,797)

(Continued)

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Six Months Ended June 30,
	2022	2021
NET CHANGE IN CASH AND CASH EQUIVALENTS	$53,396	$(9,314)
CASH AND CASH EQUIVALENTS
Beginning of period	41,245	28,367

End of period	$94,641	$19,053

SUPPLEMENTAL CASH FLOW DISCLOSURES
Income taxes paid	$5,781	$—

Interest paid	$3,021	$6,189

Cash paid for reorganization items	$—	$396

NONCASH INVESTING ACTIVITIES
Accrued capital expenditures and accounts payable related to property additions	$65,228	$26,935

The accompanying notes are an integral part of these condensed consolidated financial statements.	(Concluded)

WHITING PETROLEUM CORPORATION CONDENSED

CONSOLIDATED STATEMENTS OF EQUITY (unaudited)

(in thousands)

	Common Stock		Additional Paid-in	Accumulated Earnings	Total
	Shares	Amount	Capital	(Deficit)	Equity
BALANCES - January 1, 2021	38,051	$38	$1,189,693	$39,073	$1,228,804
Net loss	—	—	—	(946)	(946)
Common stock issued in settlement of bankruptcy claims	949	1	(1)	—	—
Restricted stock issued	95	—	—	—	—
Restricted stock used for tax withholdings	(41)	—	(1,357)	—	(1,357)
Stock-based compensation	—	—	2,309	—	2,309

BALANCES - March 31, 2021	39,054	39	1,190,644	38,127	1,228,810
Net loss	—	—	—	(61,489)	(61,489)
Restricted stock issued	37	—	—	—	—
Restricted stock used for tax withholdings	—	—	(4)	—	(4)
Stock-based compensation	—	—	2,455	—	2,455

BALANCES - June 30, 2021	39,091	$39	$1,193,095	$(23,362)	$1,169,772

BALANCES - January 1, 2022	39,134	$39	$1,196,607	$466,979	$1,663,625
Net loss	—	—	—	(37,429)	(37,429)
Restricted stock issued	179	—	—	—	—
Restricted stock used for tax withholdings	(71)	—	(5,419)	—	(5,419)
Stock-based compensation	—	—	4,792	—	4,792
Dividends paid to shareholders and dividend equivalents payable to equity award holders	—	—	189	(10,025)	(9,836)

BALANCES - March 31, 2022	39,242	39	1,196,169	419,525	1,615,733
Net income	—	—	—	262,110	262,110
Restricted stock issued	24	—	—	—	—
Stock-based compensation	—	—	4,165	—	4,165
Dividends paid to shareholders and dividend equivalents payable to equity award holders	—	—	191	(10,030)	(9,839)

BALANCES - June 30, 2022	39,266	$39	$1,200,525	$671,605	$1,872,169

The accompanying notes are an integral part of these condensed consolidated financial statements.

WHITING PETROLEUM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	BASIS OF PRESENTATION

Description of Operations—Whiting Petroleum Corporation, a Delaware corporation, was an independent oil and gas company engaged in the development, production and acquisition of crude oil, NGLs and natural gas primarily in the Rocky Mountains region of the United States. Unless otherwise specified or the context otherwise requires, all references in these notes to “Whiting” or the “Company” are to Whiting Petroleum Corporation, together with its consolidated subsidiaries, Whiting Oil and Gas Corporation (“Whiting Oil and Gas” or “WOG”) and Whiting Programs, Inc. When the context requires, the Company refers to these entities separately.

Merger with Oasis Petroleum Inc.— On July 1, 2022, Whiting completed its previously announced merger of equals with Oasis Petroleum Inc., a Delaware corporation (“Oasis”), Ohm Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Oasis (“Merger Sub”), and New Ohm LLC, a Delaware limited liability company and a wholly owned subsidiary of Oasis (“LLC Sub”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”). In accordance with the Merger Agreement, (i) Merger Sub merged with and into Whiting, with Whiting continuing its existence as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Oasis (the “Company Merger”) and (ii) immediately following the Company Merger, the Surviving Corporation merged with and into LLC Sub, with LLC Sub continuing its existence as the surviving entity and a direct wholly owned subsidiary of Oasis (the “LLC Sub Merger” and together with the Company Merger, the “Merger”). Upon completion of the Merger, Oasis changed its name to Chord Energy Corporation (“Chord”), and, subsequently, LLC Sub changed its name to Whiting Holdings LLC. Although these condensed consolidated financial statements are issued after the completion of the Merger, information set forth herein only relates to the period as of and for the three and six months ended June 30, 2022. Any financial impacts that are contingent upon the closing of the Merger, or that occurred on the date of the Merger are not reflected in the condensed consolidated financial statements presented herein and will be accounted for in the third quarter.

Condensed Consolidated Financial Statements—The accompanying unaudited condensed consolidated financial statements of the Company have not been audited by the Company’s independent auditors, except that the Condensed Consolidated Balance Sheet at December 31, 2021 is derived from audited financial statements. The unaudited condensed consolidated financial statements include the accounts of Whiting Petroleum Corporation and its consolidated subsidiaries. Investments in entities which give Whiting significant influence, but not control, over the investee are accounted for using the equity method. Under the equity method, investments are stated at cost plus the Company’s equity in undistributed earnings and losses. All intercompany balances and transactions have been eliminated upon consolidation. These financial statements have been prepared in accordance with GAAP rules for interim financial reporting. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly, in all material respects, the Company’s interim results. However, operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year. The condensed consolidated financial statements and related notes included in this report should be read in conjunction with Whiting’s consolidated financial statements and related notes for the year ended December 31, 2021, as amended. Except as disclosed herein, there have been no material changes to the information disclosed in the notes to consolidated financial statements included for the year ending December 31, 2021, as amended.

Cash and Cash Equivalents—Cash equivalents consist of demand deposits and highly liquid investments which have an original maturity of three months or less. Cash and cash equivalents potentially subject the Company to a concentration of credit risk as substantially all of its deposits held in financial institutions were in excess of the Federal Deposit Insurance Corporation insurance limits as of June 30, 2022 and December 31, 2021. The Company maintains its cash and cash equivalents in the form of money market and checking accounts with financial institutions that are also lenders under the Credit Agreement. The Company has not experienced any losses on its deposits of cash and cash equivalents.

Accounts Receivable Trade—Whiting’s accounts receivable trade consist mainly of receivables from oil and gas purchasers and joint interest owners on properties the Company operates. The Company’s collection risk is inherently low based on the viability of its oil and gas purchasers as well as its general ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. The Company’s oil and gas receivables are generally collected within two months, and to date, the Company has not experienced material credit losses.

The Company routinely evaluates expected credit losses for all material trade and other receivables to determine if an allowance for credit losses is warranted. Expected credit losses are estimated based on (i) historic loss experience for pools of receivable balances with similar characteristics, (ii) the length of time balances have been outstanding and (iii) the economic status of each counterparty. These loss estimates are then adjusted for current and expected future economic conditions, which may include an assessment of the probability of non-payment, financial distress or expected future commodity prices and the impact that any current or future conditions could have on a counterparty’s credit quality and liquidity. As of December 31, 2021, the Company had an immaterial allowance for credit losses. There were no material changes in the estimate of expected credit losses at June 30, 2022.

Voluntary Reorganization under Chapter 11 of the Bankruptcy Code—On April 1, 2020, Whiting and certain of its subsidiaries (the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code. On June 30, 2020, the Debtors filed the Joint Chapter 11 Plan of Reorganization of Whiting Petroleum Corporation and its Debtor affiliates (as amended, modified and supplemented, the “Plan”). On August 14, 2020 the Bankruptcy Court confirmed the Plan and on September 1, 2020, the Debtors satisfied all conditions required for Plan effectiveness and emerged from the Chapter 11 Cases.

2.	OIL AND GAS PROPERTIES

Net capitalized costs related to the Company’s oil and gas producing activities at June 30, 2022 and December 31, 2021 are as follows (in thousands):

	June 30, 2022	December 31, 2021
Proved oil and gas properties	$2,422,142	$2,034,533
Unproved leasehold costs	177,846	182,109
Wells and facilities in progress	157,773	58,266

Total oil and gas properties, successful efforts method	2,757,761	2,274,908
Accumulated depletion	(338,392)	(248,298)

Oil and gas properties, net	$2,419,369	$2,026,610

Impairment expense for unproved properties was $ 1 million for the three and six months ended June 30, 2022. Impairment expense for unproved properties was $ 1 million and $2 million for the three and six months ended June 30, 2021, respectively. Impairment expense for unproved properties is reported in exploration and impairment expense in the condensed consolidated statements of operations.

Refer to the “Acquisitions and Divestitures” and “Fair Value Measurements” footnotes for more information on recent property acquisitions.

3.	ACQUISITIONS AND DIVESTITURES

2022 Acquisitions and Divestitures

Williston Basin Acquisition— On March 17, 2022, the Company completed the acquisition of additional interests in producing wells, drilled and uncompleted wells and undeveloped properties located in Mountrail County, North Dakota for an aggregate unadjusted purchase price of $240 million. The purchase and sales agreement had an effective date of November 1, 2021 and contained customary provisions for purchase price adjustments based on actual revenues and property costs relating to the properties occurring between the effective date and March 17, 2022. The transaction was funded with cash on hand and borrowings under the Credit Agreement. The revenue and earnings from these properties since the acquisition date are included in the Company’s condensed consolidated financial statements for the three and six months ended June 30, 2022. Pro forma revenue and earnings for the acquired properties are not material to the Company’s condensed consolidated financial statements and have therefore not been presented.

The acquisition was accounted for as a business combination and was recorded using the acquisition method of accounting in accordance with FASB ASC Topic 805 – Business Combinations. The following table summarizes the preliminary allocation of the estimated $215 million adjusted purchase price (which remains subject to post-closing adjustments) to the assets acquired and liabilities assumed in this acquisition based on their respective fair values at the acquisition date, which resulted in the recognition of a bargain purchase gain. Refer to the “Fair Value Measurements” footnote for a detailed discussion of the fair value inputs used by the Company in determining the valuation of the significant assets acquired and liabilities assumed. As the purchase price is further adjusted for post-closing adjustments and as the oil and gas property valuation is completed, the final purchase price allocation may result in a different allocation than what is presented in the table below (in thousands):

Cash consideration	$240,000
Estimated purchase price adjustments	(24,540)

Adjusted purchase price	$215,460

Fair Value of Assets Acquired:
Prepaid expenses and other	$343
Oil and gas properties, successful efforts method:
Proved oil and gas properties	274,280
Unproved leasehold costs	9,730

Total fair value of assets acquired	284,353
Fair Value of Liabilities Assumed:
Asset retirement obligations	2,393

Total fair value of assets acquired and liabilities assumed	281,960

Bargain purchase gain	66,500

Total purchase price	$215,460

As a result of comparing the adjusted purchase price to the respective fair values of the assets acquired and liabilities assumed in the acquisition, a $67 million bargain purchase gain was recognized. The bargain purchase gain is primarily the result of a significant increase in crude oil prices between when the purchase and sale agreement was signed and the date Whiting completed the acquisition.

Rio Blanco County Divestiture— On June 7, 2022, the Company executed a purchase and sale agreement for the sale of its interests in various assets including producing wells and a pipeline in Rio Blanco County, Colorado, with an effective date of April 1, 2022. The sale subsequently closed on July 14, 2022 for aggregate sales proceeds of $8 million (before closing adjustments).

Since the transaction was reasonably certain of closing as of June 30, 2022, the related assets and liabilities were classified as held for sale in the condensed consolidated balance sheet. The following table shows the components of assets and liabilities classified as held for sale as of June 30, 2022 (in thousands):

Carrying Value as of June 30, 2022
Assets
Oil and gas properties, net	$9,842
Accumulated depreciation, depletion and amortization	(1,931)

Total property and equipment, net	7,911
Accounts receivable trade, net	978
Other long-term assets	4,754

Total assets held for sale	$13,643

Liabilities
Accounts payable trade and accrued liabilities	$751
Asset retirement obligations	9,026

Total liabilities related to assets held for sale	$9,777

2021 Acquisitions and Divestitures

There were no significant acquisitions or divestitures during the six months ended June 30, 2021.

4.	LONG-TERM DEBT

The Company had no long-term debt outstanding at June 30, 2022 and December 31, 2021.

Credit Agreement

Whiting Petroleum Corporation, as parent guarantor, and Whiting Oil and Gas, as borrower, had a Credit Agreement with a syndicate of banks. As a result of the Merger, the Credit Agreement was terminated on July 1, 2022 at which time Whiting had no long-term debt arrangements.

As of June 30, 2022, the Credit Agreement had a borrowing base and aggregate commitments of $750 million. As of June 30, 2022, the Company had $749 million of available borrowing capacity under the Credit Agreement, which was net of $1 million in letters of credit outstanding.

The borrowing base under the Credit Agreement was determined at the discretion of the lenders, based on the collateral value of the Company’s proved reserves that were mortgaged to such lenders, and was subject to regular redeterminations on April 1 and October 1 of each year, in each case which may have increased or decreased the amount of the borrowing base. On April 1, 2022, the Company and the lenders under the Credit Agreement agreed to forgo the regularly scheduled redetermination scheduled for such date.

Up to $50 million of the borrowing base was available to issue letters of credit for the account of Whiting Oil and Gas or other designated subsidiaries of the Company. As of June 30, 2022, $49 million was available for additional letters of credit under the Credit Agreement. As a result of the Merger on July 1, 2022, all outstanding letters of credit were assumed by Chord under its separate credit agreement.

The Credit Agreement provided for interest only payments until maturity on April 1, 2024, when the agreement would have terminated under its own terms. Interest under the Credit Agreement accrued at the Company’s option at either (i) a base rate for a base rate loan plus a margin between 1.75% and 2.75% based on the ratio of then outstanding borrowings and letters of credit to the lower of the then outstanding borrowing base or total commitments, where the base rate was defined as the greatest of the prime rate, the federal funds rate plus 0.5% per annum, or an adjusted LIBOR plus 1.0% per annum, or (ii) an adjusted LIBOR for a eurodollar loan plus a margin between 2.75% and 3.75% based on the ratio of then outstanding borrowings and letters of credit to the lower of the then outstanding borrowing base or total commitments. Additionally, the Company incurred commitment fees of 0.5% on the unused portion of the aggregate commitments of the lenders under the Credit Agreement, which are included as a component of interest expense in the condensed consolidated statements of operations.

The Credit Agreement contained restrictive covenants that limited the Company’s ability to, among other things, incur additional indebtedness, sell assets, make loans to others, make investments, enter into mergers, enter into hedging contracts, incur liens and engage in certain other transactions without the prior consent of its lenders. The Credit Agreement also restricted the Company’s ability to make any dividend payments or distributions of cash on its common stock except to the extent that the Company had distributable free cash flow and (i) had at least 20% of available borrowing capacity, (ii) had a consolidated net leverage ratio of less than or equal to 2.0 to 1.0, (iii) did not have a borrowing base deficiency and (iv) was not in default under the Credit Agreement. These restrictions applied to all of the Company’s restricted subsidiaries and were calculated in accordance with definitions contained in the Credit Agreement. The Credit Agreement required the Company, as of the last day of any quarter, to maintain commodity hedges covering a minimum of 50% of its projected production for the succeeding twelve months, as reflected in the reserves report most recently provided by the Company to the lenders under the Credit Agreement. If the Company’s consolidated net leverage ratio equaled or exceeded 1.0 to 1.0 as of the last day of any fiscal quarter, the Company was also required to hedge 35% of its projected production for the second succeeding twelve months. The Company was also limited to hedging a maximum of 85% of its production from proved reserves. The Credit Agreement required the Company to maintain the following ratios (as defined in the Credit Agreement): (i) a consolidated current assets to consolidated current liabilities ratio of not less than 1.0 to 1.0 and (ii) a total debt to last four quarters’ EBITDAX ratio of not greater than 3.5 to 1.0. As of June 30, 2022, the Company was in compliance with the covenants under the Credit Agreement.

The obligations of Whiting Oil and Gas under the Credit Agreement were secured by a first lien on substantially all of the Company’s and certain of its subsidiaries’ properties. The Company also guaranteed the obligations of Whiting Oil and Gas under the Credit Agreement and had pledged the stock of certain of its subsidiaries as security for its guarantee. Such liens and pledged stock were released on July 1, 2022 in connection with the termination of the Credit Agreement and the Merger.

5.	ASSET RETIREMENT OBLIGATIONS

The Company’s asset retirement obligations represent the present value of estimated future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and land restoration in accordance with applicable local, state and federal laws and the terms of the Company’s lease agreements. The current portions of the Company’s asset retirement obligations as of June 30, 2022 and December 31, 2021 were $ 4 million and $10 million, respectively, and have been included in accrued liabilities and other in the condensed consolidated balance sheets. The following table provides a reconciliation of the Company’s asset retirement obligations for the six months ended June 30, 2022 (in thousands):

Asset retirement obligation at January 1, 2022	$104,067
Additional liabilities incurred or assumed	3,311
Revisions to estimated cash flows	(61)
Accretion expense	4,335
Obligations on sold properties and assets held for sale	(10,493)
Liabilities settled	(2,164)

Asset retirement obligation at June 30, 2022	$98,995

6.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company is exposed to certain risks relating to its ongoing business operations, and it uses derivative instruments to manage its commodity price risk.

Commodity Derivative Contracts—Historically, prices received for crude oil, natural gas and NGL production have been volatile because of supply and demand factors, worldwide geopolitical factors, general economic conditions and seasonal weather patterns. Whiting has primarily entered into derivative contracts such as crude oil, natural gas and NGL swaps, collars, basis swaps and differential swaps to achieve a more predictable cash flow by reducing its exposure to commodity price volatility, thereby ensuring adequate funding for the Company’s capital programs and facilitating the management of returns on drilling programs and acquisitions. The Company also entered into derivative contracts to maintain its compliance with certain minimum hedging requirements contained in the Credit Agreement. Refer to the “Long-Term Debt” footnote for a detailed discussion of the minimum and maximum hedging requirements contained in the Credit Agreement. The Company has not entered into derivative contracts for speculative or trading purposes.

Swaps, Collars, Basis Swaps and Differential Swaps. Swaps establish a fixed price for anticipated future crude oil, natural gas or NGL production, while collars are designed to establish floor and ceiling prices on anticipated future production. Basis and differential swaps mitigate risk associated with anticipated future production by establishing a fixed differential between NYMEX prices and the index price referenced in the contract. While the use of these derivative instruments limits the downside risk of adverse price movements, it may also limit future income from favorable price movements.

The table below details the Company’s swap and collar derivatives entered into to hedge forecasted crude oil, natural gas and NGL production revenues as of June 30, 2022.

					Weighted Average
Settlement Period	Index	Derivative Instrument	Total Volumes	Units	Swap Price	Floor	Ceiling
Crude Oil
2022	NYMEX WTI	Fixed Price Swaps	1,840,000	Bbl	$76.92	—	—
2022	NYMEX WTI	Two-way Collars	5,628,000	Bbl	—	$47.20	$57.33
Q1-Q2 2023	NYMEX WTI	Fixed Price Swaps	1,172,000	Bbl	$76.79	—	—
Q1-Q3 2023	NYMEX WTI	Two-way Collars	3,443,500	Bbl	—	$46.75	$58.87

		Total	12,083,500

Natural Gas
2022	NYMEX Henry Hub	Fixed Price Swaps	4,140,000	MMBtu	$3.97	—	—
2022	NYMEX Henry Hub	Two-way Collars	10,074,000	MMBtu	—	$2.68	$3.31
Q1 2023	NYMEX Henry Hub	Fixed Price Swaps	1,800,000	MMBtu	$4.25	—	—
Q1-Q3 2023	NYMEX Henry Hub	Two-way Collars	8,799,000	MMBtu	—	$2.85	$3.57

		Total	24,813,000

Natural Gas Basis (1)
Q4 2022	NNG Ventura to NYMEX	Fixed Price Swaps	620,000	MMBtu	$1.17	—	—
Q1-Q2 2023	NNG Ventura to NYMEX	Fixed Price Swaps	5,920,000	MMBtu	$0.40	—	—

		Total	6,540,000

NGL - Propane
2022	Mont Belvieu	Fixed Price Swaps	7,728,000	Gallons	$1.07	—	—
2022	Conway	Fixed Price Swaps	30,912,000	Gallons	$1.04	—	—
Q1 2023	Conway	Fixed Price Swaps	7,560,000	Gallons	$1.16	—	—

		Total	46,200,000

(1)

The weighted average price associated with the natural gas basis swaps shown in the table above represents the average fixed differential to NYMEX as stated in the related contracts, which is compared to the Northern Natural Gas Ventura Index (“NNG Ventura”) for each period. If NYMEX combined with the fixed differential as stated in each contract is higher than the NNG Ventura index price at any settlement date, the Company receives the difference. Conversely, if the NNG Ventura index price is higher than NYMEX combined with the fixed differential, the Company pays the difference.

Derivative Instrument Reporting—All derivative instruments are recorded in the condensed consolidated financial statements at fair value, other than derivative instruments that meet the “normal purchase normal sale” exclusion. Fair value gains and losses on the Company’s derivative instruments are recognized immediately in earnings as derivatives (gain) loss, net in the condensed consolidated statements of operations.

Offsetting of Derivative Assets and Liabilities. The Company nets its derivative instrument fair value amounts executed with the same counterparty pursuant to ISDA master agreements, which provide for net settlement over the term of the contract and in the event of default or termination of the contract. The following tables summarize the location and fair value amounts of the Company’s derivative instruments in the condensed consolidated balance sheets, as well as the gross recognized derivative assets, liabilities and amounts offset in the condensed consolidated balance sheets (in thousands):

		June 30, 2022 (1)
Not Designated as ASC 815 Hedges	Balance Sheet Classification	Gross Recognized Assets/ Liabilities	Gross Amounts Offset	Net Recognized Fair Value Assets/ Liabilities
Derivative Assets
Commodity contracts - current	Prepaid expenses and other	$10,673	$(10,673)	$—
Commodity contracts - non-current	Other long-term assets	791	(791)	—

Total derivative assets		$11,464	$(11,464)	$—

Derivative Liabilities
Commodity contracts - current	Derivative liabilities	$446,637	$(10,673)	$435,964
Commodity contracts - non-current	Long-term derivative liabilities	6,880	(791)	6,089

Total derivative liabilities		$453,517	$(11,464)	$442,053

		December 31, 2021 (1)
Not Designated as ASC 815 Hedges	Balance Sheet Classification	Gross Recognized Assets/ Liabilities	Gross Amounts Offset	Net Recognized Fair Value Assets/ Liabilities
Derivative Assets
Commodity contracts - current	Prepaid expenses and other	$34,375	$(31,002)	$3,373
Commodity contracts - non-current	Other long-term assets	13,674	(13,674)	—

Total derivative assets		$48,049	$(44,676)	$3,373

Derivative Liabilities
Commodity contracts - current	Derivative liabilities	$240,655	$(31,002)	$209,653
Commodity contracts - non-current	Long-term derivative liabilities	60,394	(13,674)	46,720

Total derivative liabilities		$301,049	$(44,676)	$256,373

(1)

All of the counterparties to the Company’s financial derivative contracts subject to master netting arrangements were lenders under the Credit Agreement, which eliminated the need to post or receive collateral associated with its derivative positions other than that already provided under the Credit Agreement. Therefore, columns for cash collateral pledged or received have not been presented in these tables.

Contingent Features in Financial Derivative Instruments. None of the Company’s derivative instruments contain credit-risk-related contingent features. Counterparties to the Company’s financial derivative contracts are high credit-quality financial institutions that were lenders under the Credit Agreement, which was terminated on July 1, 2022. Refer to the “Long-Term Debt” footnote for more information on the termination of the Credit Agreement in connection with the Merger. The Company used Credit Agreement participants as hedge counterparties since these institutions were secured equally with the holders of Whiting’s bank debt, which eliminated the potential need to post collateral when Whiting was in a derivative liability position. As a result, the Company was not required to post letters of credit or corporate guarantees for its derivative counterparties in order to secure contract performance obligations.

Merger with Oasis Petroleum Inc.— As a result of the Merger, all of Whiting’s outstanding commodity derivative contracts as of July 1, 2022 were novated to Chord and the Company has no remaining derivative instruments.

7.	FAIR VALUE MEASUREMENTS

Cash, cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

The Company’s derivative instruments are recorded at fair value and include a measure of the Company’s own nonperformance risk or that of its counterparty, as appropriate. The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021, and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair values (in thousands):

Financial Liabilities	Level 1	Level 2	Level 3	Total Fair Value June 30, 2022
Commodity derivatives – current	$—	$435,964	$—	$435,964
Commodity derivatives – non-current	—	6,089	—	6,089

Total financial liabilities	$—	$442,053	$—	$442,053

Financial Assets	Level 1	Level 2	Level 3	Total Fair Value December 31, 2021
Commodity derivatives – current	$—	$3,373	$—	$3,373

Total financial assets	$—	$3,373	$—	$3,373

Financial Liabilities
Commodity derivatives – current	$—	$209,653	$—	$209,653
Commodity derivatives – non-current	—	46,720	—	46,720

Total financial liabilities	$—	$256,373	$—	$256,373

The following methods and assumptions were used to estimate the fair values of the Company’s financial assets and liabilities that are measured on a recurring basis:

Commodity Derivatives. Commodity derivative instruments consist mainly of swaps, collars, basis swaps and differential swaps for crude oil, natural gas and NGLs. The Company’s swaps, collars and basis swaps are valued based on an income approach. Both the option and swap models consider various assumptions, such as quoted forward prices for commodities, time value and volatility factors. These assumptions are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace and are therefore designated as Level 2 within the valuation hierarchy. The discount rates used in the fair values of these instruments include a measure of either the Company’s or the counterparty’s nonperformance risk, as appropriate. The Company utilizes its counterparties’ valuations to assess the reasonableness of its own valuations.

Non-recurring Fair Value Measurements—Nonfinancial assets and liabilities, such as the initial measurement of oil and natural gas properties and asset retirement obligations upon acquisition or the impairment of proved properties, are recognized at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. The Company did not recognize any impairment write-downs with respect to its proved properties during the periods presented.

Williston Basin Acquisition. On March 17, 2022, the Company acquired additional interests in oil and gas properties in the Williston Basin, as further described in the “Acquisitions and Divestitures” footnote. The assets acquired and liabilities assumed were recorded at their fair values as of March 17, 2022. The inputs utilized in the valuation of the oil and gas properties and related assets acquired included mostly unobservable inputs which fall within Level 3 of the fair value hierarchy. Such inputs included estimates of future oil and gas production from the properties’ reserve reports, commodity prices based on forward strip price curves (adjusted for basis differentials) as of March 17, 2022, operating and development costs, expected future development plans for the properties and a discount rate of 13% based on a weighted-average cost of capital. The Company also recorded the asset retirement obligations assumed at fair value. The inputs utilized in valuing the asset retirement obligations were mostly Level 3 unobservable inputs, including estimated economic lives of oil and natural gas wells as of March 17, 2022, anticipated future plugging and abandonment costs and an appropriate credit-adjusted risk-free rate to discount such costs.

8.	REVENUE RECOGNITION

The tables below present the disaggregation of revenue by product and transaction type for the periods presented (in thousands):

	Three Months Ended June 30,
	2022	2021
OPERATING REVENUES
Oil sales	$483,541	$308,417
NGL and natural gas sales	99,083	41,566

Oil, NGL and natural gas sales	582,624	349,983
Purchased gas sales	3,432	1,663

Total operating revenues	$586,056	$351,646

	Six Months Ended June 30,
	2022	2021
OPERATING REVENUES
Oil sales	$913,299	$565,126
NGL and natural gas sales	189,541	89,536

Oil, NGL and natural gas sales	1,102,840	654,662
Purchased gas sales	10,072	4,375

Total operating revenues	$1,112,912	$659,037

Whiting receives payment for product sales from one to three months after delivery. At the end of each month when the performance obligation is satisfied, the variable consideration can be reasonably estimated and amounts due from customers are accrued in accounts receivable trade, net in the condensed consolidated balance sheets. As of June 30, 2022 and December 31, 2021, such receivable balances were $236 million and $178 million, respectively. Variances between the Company’s estimated revenue and actual payments are recorded in the month the payment is received, but differences have been and are insignificant. Accordingly, the variable consideration is not constrained.

9.	SHAREHOLDERS’ EQUITY

Common Stock—The Company previously filed an amended and restated certificate of incorporation with the Delaware Secretary of State to provide for, among other things, the authority to issue a total of 550,000,000 shares of all classes of capital stock, of which 500,000,000 shares are common stock, par value $ 0.001 per share (the “Common Stock”) and 50,000,000 shares are preferred stock, par value $0.001 per share. In connection with the Merger, on July 1, 2022, each share of Common Stock issued and outstanding was converted into the right to receive $6.25 in cash (the “Cash Consideration”), without interest, and 0.5774 shares of Chord common stock (the “Exchange Ratio,” and when combined with the Cash Consideration, “the Merger Consideration”).

Warrants—The Company entered into warrant agreements on September 1, 2020 with Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, which provide for (i) the Company’s issuance of up to an aggregate of 4,837,821 Series A warrants to acquire Common Stock (the “Series A Warrants”) and (ii) the Company’s issuance of up to an aggregate of 2,418,910 Series B warrants to acquire Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”). In connection with the Merger on July 1, 2022, the Warrants were assumed by Chord as further discussed below.

The Series A Warrants are exercisable from the date of issuance until September 1, 2024, at which time all unexercised Series A Warrants will expire and the rights of the holders of such warrants to acquire common stock will terminate. Prior to the consummation of the Merger on July 1, 2022, the Series A Warrants were exercisable for one share of Common Stock per Series A Warrant at an exercise price of $73.44 per Series A Warrant (the “Series A Exercise Price”). Similarly, the Series B Warrants are exercisable from the date of issuance until September 1, 2025, at which time all unexercised Series B Warrants will expire and the rights of the holders of such warrants to acquire common stock will terminate. Prior to the consummation of the Merger on July 1, 2022, the Series B Warrants were exercisable for one share of Common Stock per Series B Warrant at an exercise price of $83.45 per Series B Warrant (the “Series B Exercise Price” and together with the Series A Exercise Price, the “Exercise Prices”).

The number of shares of common stock for which a Warrant is exercisable and the Exercise Prices are subject to adjustment from time to time upon the occurrence of certain events, including stock splits, reverse stock splits or stock dividends to holders of common stock or a reclassification in respect of such common stock. In the event that a holder of Warrants elects to exercise their option to acquire shares of common stock, the Company or Chord shall issue a net number of exercised shares of common stock. The net number of exercised shares is calculated as (i) the number of Warrants exercised multiplied by (ii) the difference between the 30 day daily volume weighted average price (“VWAP”) of common stock leading up to the exercise date (the “Current Market Price”) and the relevant exercise price, calculated as a percentage of the Current Market Price on the exercise date.

During the six months ended June 30, 2022, Warrant holders exercised 3,921 Series A Warrants in exchange for 345 shares of Common Stock. As a result of these exchanges, 4,833,455 Series A Warrants and 2,418,832 Series B Warrants remain outstanding as of June 30, 2022, each of which were subject to the forgoing conversion into warrants exercisable for Chord common stock on July 1, 2022 in connection with the Merger.

As a result of the Merger, all of the outstanding Warrants were assumed by Chord pursuant to a Warrant Assignment and Assumption Agreement dated July 1, 2022, by and among Chord, Whiting, Computershare Inc. and Computershare Trust Company, N.A., on terms and conditions as nearly equivalent as practicable to provisions set forth in the applicable warrant agreements, except that (1) the number of shares of Chord common stock subject to each assumed Warrant equaled the product of (x) the number of shares of Common Stock that were subject to such warrant immediately prior to the effective time of the Merger, multiplied by (y) the Exchange Ratio, and (2) the per-share exercise price of each such assumed warrant equaled the quotient of (A) the exercise prices per share of Common Stock at which such warrant was exercisable immediately prior to the effective time of the Merger less the cash consideration, divided by (B) the Exchange Ratio. As a result of the completion of the Merger, Chord assumed 2,790,837 Series A Warrants with an exercise price of $116.37 per share and 1,396,634 Series B Warrants with an exercise price of $133.70 per share.

Pursuant to the warrant agreements, no holder of a Warrant, by virtue of holding or having a beneficial interest in a Warrant, has the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of Whiting or Chord directors or any other matter, or exercise any rights whatsoever as a stockholder of Whiting or Chord unless, until and only to the extent such holders became holders of record of shares of common stock issued upon settlement of the Warrants.

Dividends—On February 8, 2022, the Company announced an inaugural quarterly dividend of $0.25 per share. The first dividend totaling approximately $10 million was paid on March 15, 2022 to shareholders of record as of February 21, 2022. On April 14, 2022 the Company declared another quarterly cash dividend of $0.25 per share. The second dividend totaling approximately $10 million was paid June 1, 2022 to shareholders of record as of May 20, 2022.

Settlement of Bankruptcy Claims—Prior to the Chapter 11 Cases, WOG was party to various executory contracts with BNN Western, LLC, subsequently renamed Tallgrass Water Western, LLC (“Tallgrass”), including a Produced Water Gathering and Disposal Agreement (the “PWA”). In January 2021, WOG and Tallgrass entered into a settlement agreement to resolve all of the related claims before the Bankruptcy Court relating to such executory contracts, terminated the PWA and entered into a new Water Transport, Gathering and Disposal Agreement. In accordance with the settlement agreement, Whiting made a $2 million cash payment and issued 948,897 shares of Common Stock to a Tallgrass entity in February 2021.

An additional 2,121,304 shares of Common Stock remain reserved as of June 30, 2022 for potential future distribution to certain general unsecured claimants whose claim values are pending resolution in the Bankruptcy Court. In connection with the Merger, on July 1, 2022, Chord assumed the Company’s obligations with respect to such reserved shares and established a separate reserve of authorized but unissued shares of Chord common stock. As of July 1, 2022, 1,224,840 shares of Chord common stock were reserved for potential future distribution to certain general unsecured claimants whose claim values are pending resolution in the Bankruptcy Court, which represents 0.5774 shares of Chord common stock for each share of Common Stock previously reserved by the Company.

10.	STOCK-BASED COMPENSATION

Equity Incentive Plan—On September 1, 2020, the Company’s board of directors adopted the Whiting Petroleum Corporation 2020 Equity Incentive Plan (the “2020 Equity Plan”) which remained in place until the consummation of the Merger on July 1, 2022. The 2020 Equity Plan provided the authority to issue 4,035,885 shares of the Company’s common stock. Any shares forfeited under the 2020 Equity Plan were available for future issuance under the 2020 Equity Plan. However, shares netted for tax withholding under the 2020 Equity Plan were cancelled and were not available for future issuance. Under the 2020 Equity Plan, during any calendar year no non-employee director participant could be granted awards having a grant date fair value in excess of $ 500,000. As of June 30, 2022, 2,569,696 shares of common stock remained available for grant under the 2020 Equity Plan. However, as further discussed below, the 2020 Equity Plan and certain of the related equity awards were assumed by Chord on July 1, 2022 in connection with the Merger.

Historically, the Company has granted restricted stock units (“RSUs”) to executive officers and employees, which generally vested ratably over a one, two, three or five-year service period. The Company has granted service-based RSUs to directors, which generally vested over a one-year service period. In addition, the Company has granted performance share units (“PSUs”) to executive officers that were subject to market-based vesting criteria, which generally vested over a three-year service period. Additionally, certain of the Company’s executive officers could receive shares for any short-term bonus award in excess of the targets set by the Company’s board of directors at the beginning of each year. The Company accounts for forfeitures of awards granted under these plans as they occur in determining compensation expense. The Company recognized compensation expense for all awards subject to market-based vesting conditions regardless of whether it became probable that these conditions would be achieved or not, and compensation expense for share-settled awards was not reversed if vesting did not actually occur.

The Company also granted dividend equivalents on any unvested awards when dividends were paid to shareholders of the Company’s Common Stock. Dividend equivalents were granted in an amount equal to what would have been paid to the award holder if the unvested shares were outstanding at the dividend record date. These dividend equivalents were deemed reinvested in additional restricted stock units that were subject to the same terms and conditions and shall vest and be settled or be forfeited at the same time as the awards to which they are attributable. Any fractional shares that resulted from dividend equivalents are settled in cash upon vesting.

Awards under the 2020 Equity Plan

In September 2020, 189,900 shares of market-based RSUs were granted to executive officers. The awards vested upon the Company’s common stock trading for 20 consecutive trading days above a certain daily VWAP as follows: 50% vested when the VWAP exceeded $32.57 per share in the first quarter of 2021, an additional 25% vested when the daily VWAP exceeded $48.86 per share in the third quarter of 2021 and the final 25% vested when the daily VWAP exceeded $65.14 per share in the first quarter of 2022. The Company recognized compensation expense based on the fair value as determined by a Monte Carlo valuation model (the “Monte Carlo Model”) over the expected vesting period, which was estimated to be between 1.8 and 3.8 years at the grant date. Upon vesting, any unrecognized compensation expense related to the shares was accelerated and recognized. The weighted average grant date fair value of these RSUs was $6.54 per share. More information on the inputs to the Monte Carlo Model are explained below.

During the six months ended June 30, 2022 and 2021, 194,196 and 358,123 shares, respectively, of service-based RSUs were granted to executive officers and employees, which vest ratably over a one, two or three-year service period. Additionally, during the six months ended June 30, 2021, 117,607 shares of service-based RSUs were granted to executive officers, which cliff vest on the fifth anniversary of the grant date. Finally, during the six months ended June 30, 2022 and 2021, 13,206 and 23,730 shares, respectively, of service-based RSUs were granted to directors under the 2020 Equity Plan, which vest ratably over a one-year period. The Company determines compensation expense for these share-settled awards using their fair value at the grant date, which is based on the closing bid price of the Company’s common stock on such date. The weighted average grant date fair value of serviced-based RSUs was $74.25 per share and $23.74 per share, respectively, for the six months ended June 30, 2022 and 2021.

During the six months ended June 30, 2022 and 2021, 83,946 and 232,150 shares, respectively, of PSUs subject to certain market- based vesting criteria were granted to executive officers. Prior to the completion of the Merger, these market-based awards were to vest at the end of a three-year performance period, which was December 31, 2024 for the 2022 awards and December 31, 2023 for the 2021 awards. The number of shares that were to vest at the end of the performance period was to be determined based on two performance goals: (i) half of the shares granted in each period were to vest based on the Company’s annualized absolute total stockholder return (“ATSR”) over the performance period as compared to certain pre-established target returns and (ii) half of the shares were to vest based on the Company’s relative total stockholder return (“RTSR”) compared to the stockholder returns of a pre-established peer group of companies over the performance period. The number of awards earned could range from zero up to two times the number of shares initially granted, all of which would be settled in shares. The weighted average grant date fair value of the market-based awards granted during 2022 was $ 110.47 per share and $99.63 per share for the ATSR and RTSR awards, respectively, and the weighted average grant date fair value of the market-based awards granted in 2021 was $29.32 per share and $32.33 per share for the ATSR and RTSR awards, respectively. Upon completion of the Merger, these awards were converted into time-based awards, as further detailed below.

For awards subject to market conditions, the grant date fair value is estimated using the Monte Carlo Model, which is based on random projections of stock price paths and must be repeated numerous times to achieve a probabilistic assessment. Expected volatility for the market-based RSUs was calculated based on the observed volatility of peer public companies. Expected volatility for the market-based PSUs was calculated based on the historical and implied volatility of Whiting’s common shares (adjusted for the impacts of the Chapter 11 Cases). The risk-free interest rate is based on U.S. Treasury yield curve rates with maturities consistent with the vesting period for the relevant award. The key assumptions used in valuing these market-based awards were as follows:

	2022 PSUs	2021 PSUs	2020 RSUs
Number of simulations	500,000	500,000	100,000
Expected volatility	69%	81%	40%
Risk-free interest rate	1.37%	0.17%	0.66%
Dividend yield	—	—	—

During the six months ended June 30, 2022, certain executives received 11,787 shares of common stock as part of their incentive compensation package which represented the portion of their 2021 short-term bonus that was in excess of their target bonus established by the Board at the beginning of the year, in accordance with their employment agreements. As the bonus amount was determined prior to December 31, 2021, the Company recorded approximately $1 million in stock compensation expense related to these awards during the fourth quarter of 2021, which was recorded to accrued liabilities and other in the Company’s consolidated balance sheet at December 31, 2021.

The following table shows a summary of the Company’s service-based and market-based awards activity for the six months ended

June 30, 2022:

	Number of Awards			Weighted Average
	Service-Based RSUs	Market-Based RSUs	Market-Based PSUs	Grant Date Fair Value
Nonvested awards, January 1, 2022	516,256	47,475	232,150	$24.67
Granted	219,189	—	83,946	82.88
Vested	(154,758)	(47,475)	—	25.24
Forfeited	(1,715)	—	—	44.62

Nonvested awards, June 30, 2022	578,972	—	316,096	$44.22

Total stock compensation expense recognized was $4 million and $2 million during the three months ended June 30, 2022 and 2021, respectively, and $8 million and $5 million during the six months ended June 30, 2022 and 2021, respectively.

Merger with Oasis Petroleum Inc. As a result of the completion of the Merger on July 1, 2022, 581,503 shares, consisting of Whiting RSUs and the dividend equivalents earned on such awards, including 30,783 shares of RSUs and dividend equivalents that vested immediately, were assumed by Chord and converted to the right to receive, upon vesting, the Merger Consideration with respect to each share of Whiting common stock subject to such award. Additionally, 476,856 shares, consisting of Whiting PSUs and the dividend equivalents earned on such awards were assumed by Chord and converted into the right to receive, upon vesting, the Merger Consideration with respect to each share of Whiting common stock subject to such award. The amount of Whiting PSUs converted were determined based on the greater of (i) the target number of Whiting PSUs subject to such award and (ii) the actual achievement of the performance criteria measured based on the truncated performance period ending immediately prior to the effective time of the Merger, which were determined to be 200% for the 2022 and 2021 ATSR PSUs and 100% for the 2022 and 2021 RTSR PSUs, respectively. Upon completion of the Merger, the converted Whiting PSUs are no longer subject to market-based vesting conditions but retain the time-based vesting criteria of the original awards.

11.	INCOME TAXES

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. For the three and six months ended June 30, 2022, $7 million and $14 million, respectively, of U.S. income tax expense was recognized resulting in effective tax rates of 2.6% and 5.9%, respectively, after the utilization of the Company’s available Internal Revenue Code (“IRC”) Section 382 limited net operating loss carryforwards (“NOLs”). The provisions for income taxes for the periods presented differ from the amounts that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax income primarily due to share-based compensation, other permanent items and a full valuation allowance in effect on the Company’s U.S. deferred tax assets (“DTAs”).

For the three and six months ended June 30, 2021, no U.S. income tax expense was recognized for an effective U.S. tax rate of 0%. The provisions for income taxes for these periods presented differ from the amounts that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax income primarily due to a full valuation allowance in effect on the Company’s DTAs.

In assessing the realizability of DTAs, management considers whether it is more likely than not that some portion, or all, of the Company’s DTAs will not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of temporary differences, tax-planning strategies and projected future taxable income and results of operations. If the Company concludes that it is more likely than not that some portion, or all, of its DTAs will not be realized, the tax asset is reduced by a valuation allowance. The Company assesses the appropriateness of its valuation allowance on a quarterly basis. At June 30, 2022 and December 31, 2021, the Company had a full valuation allowance on its DTAs.

The computation of the estimated annual effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering DTAs generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

IRC Section 382 addresses tax impacts of an ownership change and specifically limits the utilization of NOLs and certain other deductions for tax periods following an ownership change. The Company previously experienced an ownership change within the meaning of IRC Section 382. This ownership change subjected certain of the Company’s tax attributes to an IRC Section 382 limitation. The ownership change and resulting annual limitation on the Company’s NOL usage will result in the expiration of certain NOLs and other tax attributes otherwise available, with a corresponding decrease in the Company’s valuation allowance.

As of December 31, 2021, the Company had federal NOLs of $3.3 billion which are subject to limitation under IRC Section 382. Due to the annual IRC Section 382 limitation, certain other attribute reductions and the carryforward period of NOLs, approximately $2.2 billion of these federal NOLs will expire before they are able to be used. The remaining non-expiring NOLs are subject to a full valuation allowance as of June 30, 2022 and December 31, 2021.

12.	EARNINGS PER SHARE

The reconciliations between basic and diluted earnings (loss) per share are as follows (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Basic earnings (loss) per share
Basic earnings (loss)	$262,110	$(61,489)	$224,681	$(62,435)
Weighted average shares outstanding, basic	39,250	39,067	39,227	38,883
Earnings (loss) per common share, basic	$6.68	$(1.57)	$5.73	$(1.61)
Diluted earnings (loss) per share
Diluted earnings (loss)	$262,110	$(61,489)	$224,681	$(62,435)
Weighted average shares outstanding, basic	39,250	39,067	39,227	38,883
Service-based awards and market-based awards	658	—	772	—
Warrants	430	—	284	—

Weighted average shares outstanding, diluted	40,338	39,067	40,283	38,883
Earnings (loss) per common share, diluted	$6.50	$(1.57)	$5.58	$(1.61)

During the three and six months ended June 30, 2022, the diluted earnings per share calculations exclude the effect of common shares that may be issued pursuant to the Series B Warrants, as such Series B Warrants were out-of-the- money during the periods presented. The calculation also excludes 2,121,304 contingently issuable shares related to the settlement of general unsecured claims associated with the Chapter 11 Cases, as all necessary conditions had not been met to be considered dilutive shares as of June 30, 2022.

During the three and six months ended June 30, 2021, the Company had net losses and therefore the diluted earnings per share calculations for those periods exclude the anti-dilutive effect of (i) 345,272 shares of service-based awards and 195,854 shares of market-based awards for the three months ended June 30, 2021 and (ii) 314,524 shares of service-based awards and 202,643 shares of market-based awards for the six months ended June 30, 2021. Additionally, 94,950 shares of market-based awards that did not meet the market-based vesting criteria as of June 30, 2021 were excluded from the diluted earnings per share calculations for the three and six months ended June 30, 2021. Further, the calculations exclude the effect of 2,121,304 contingently issuable shares related to the settlement of general unsecured claims associated with the Chapter 11 Cases, as all necessary conditions had not been met to be considered dilutive shares as of June 30, 2021. Finally, the calculation excludes the effect of common shares that may be issued pursuant to the Series A and Series B Warrants as such warrants were out-of-the-money as of June 30, 2021.

Refer to the “Stock-Based Compensation” footnote for more information on the Company’s service-based and market-based awards.

13. COMMITMENTS AND CONTINGENCIES

Chapter 11 Cases—On April 1, 2020, the Debtors filed the Chapter 11 Cases seeking relief under the Bankruptcy Code. The filing of the Chapter 11 Cases allowed the Company to, upon approval of the Bankruptcy Court, assume, assign or reject certain contractual commitments, including certain executory contracts. Generally, the rejection of an executory contract or unexpired lease is treated as a pre-petition breach of such contract and, subject to certain exceptions, relieves the Company from performing future obligations under such contract but entitles the counterparty or lessor to a pre-petition general unsecured claim for damages caused by such deemed breach. The claims resolution process is ongoing and certain of these claims remain subject to the jurisdiction of the Bankruptcy Court. To the extent that these Bankruptcy Court proceedings result in unsecured claims being allowed against the Company, such claims may be satisfied through an issuance of Chord’s common stock or other remedy or agreement under and pursuant to the Plan. In connection with the Merger, on July 1, 2022, Chord assumed the Company’s obligations with respect to the Plan and has reserved 1,224,840 shares of Chord common stock for potential future distribution to certain general unsecured claimants whose claim values are pending resolution in the Bankruptcy Court. Refer to the “Shareholders’ Equity” footnote for further discussion of the conversion of Common Stock into Chord common stock.

Arguello Inc. and Freeport-McMoRan Oil & Gas LLC. WOG had interests in federal oil and gas leases in the Point Arguello Unit located offshore in California. While those interests have expired, pursuant to certain related agreements (the “Point Arguello Agreements”), WOG may be subject to abandonment and decommissioning obligations. WOG and Whiting Petroleum Corporation rejected the related contracts pursuant to the Plan. On October 1, 2020, Arguello Inc. and Freeport-McMoRan Oil & Gas LLC, individually and in its capacity as the designated Point Arguello Unit operator (collectively, the “FMOG Entities”) filed with the Bankruptcy Court an application for allowance of certain administrative claims arguing the FMOG Entities were entitled to recover Whiting’s proportionate share of decommissioning obligations owed to the U.S. government through subrogation to the U.S. government’s economic rights. The FMOG Entities’ application alleged administrative claims of approximately $25 million for estimated decommissioning costs owed to the U.S. government, at least $60 million of estimated decommissioning costs owed to the FMOG Entities and other insignificant amounts. On September 14, 2020, the FMOG Entities also filed with the Bankruptcy Court proofs of claim for rejection damages to serve as an alternative course of action in the event that a court should determine that the FMOG Entities do not hold any applicable administrative claims. The U.S. government may also be able to bring claims against WOG directly for decommissioning costs. On February 18, 2021, WOG entered into a stipulation and agreed order with the United States Department of the Interior, Bureau of Safety & Environmental Enforcement (the “BSEE”) pursuant to which the BSEE withdrew its proofs of claims against Whiting Petroleum Corporation and WOG and acknowledged their respective rights and obligations pursuant to the Plan. On March 26, 2021, the FMOG Entities withdrew their administrative claim for the recovery of Whiting’s proportionate share of costs incurred after August 31, 2020 to fulfill obligations owed to the U.S. Government on the basis of subrogation to the Government’s economic rights. The FMOG Entities continue to assert certain other administrative claims and have reserved the right to assert claims for the recovery of Whiting’s share of the decommissioning costs incurred after August 31, 2020 based on the theory of equitable subrogation. On September 14, 2021, Whiting Petroleum Corporation and WOG filed an objection in the Bankruptcy Court, seeking an order partially disallowing the FMOG Entities’ claims. The Bankruptcy Court has not issued a ruling on the damages for rejection of the Point Arguello Agreements and it is possible that a settlement with the FMOG Entities could be reached. Although WOG intends to vigorously pursue its objection in this legal proceeding, if the FMOG Entities were to prevail on certain of their respective claims (including the reserved claims) on the merits, the Company enters into a settlement agreement or the U.S. government were to bring claims against WOG, Whiting could be liable for claims that must be paid or otherwise satisfied under and pursuant to the Plan including through an equity issuance of Chord common stock, cash payment or otherwise.

It is possible that as a result of the legal proceedings associated with the bankruptcy claims administration process or the matter detailed above, the Bankruptcy Court may rule that the claim should be afforded some treatment other than as a general unsecured claim. This outcome could require the Company to make cash payments to settle those claims instead of or in addition to issuing shares of Chord’s common stock, and such cash payments could result in losses in future periods. In addition, it is also reasonably possible that a settlement with respect to such legal proceedings could be reached, in which case the settlement consideration would be paid or otherwise satisfied under and pursuant to the Plan, including through an equity issuance of Chord common stock, cash payment or otherwise. As of June 30, 2022, the Company had $55 million of outstanding offers to settle claims from the Chapter 11 Cases in cash, rather than through the issuance of shares of the Company’s common stock reserved under the Plan for potential distribution to general unsecured claimants. If accepted, these settlements would be paid in cash by Chord and would not result in the issuance of shares of common stock to resolve the claims. As of the date of this report, Chord continues to evaluate the resolution of such claims.

Litigation—The Company is subject to litigation, claims and governmental and regulatory proceedings arising in the ordinary course of business. The Company accrues a loss contingency for these lawsuits and claims when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. While the outcome of these lawsuits and claims cannot be predicted with certainty, it is the opinion of the Company’s management that the loss for any litigation matters and claims that are reasonably possible to occur will not have a material adverse effect, individually or in the aggregate, on its consolidated financial position, cash flows or results of operations unless separately disclosed. Accordingly, no material amounts for loss contingencies associated with litigation, claims or assessments have been accrued at June 30, 2022 or December 31, 2021.

14.	SUBSEQUENT EVENTS

Subsequent events were evaluated through August 4, 2022, the date these financial statements were available to be issued, and it was determined that other than the events disclosed above, no material events or transactions occurred that are required to be disclosed within these financial statements.